Exhibit 99.1
HEALTHSPORT SECURES CONVERTIBLE DEBT FINANCING TO COMPLETE cGMP CERTIFIED ORAL THIN FILM MANUFACTURING FACILITY
HealthSport’s cGMP manufacturing facility to be ready for production in 60 days
Oxnard, California. HealthSport, Inc. (HSPO.OB) announced today that it has secured additional convertible debt financing of $600,000 which will be used to complete construction of the company’s cGMP production facility in Oxnard, California. HealthSport, Inc. is a fully integrated formulator, developer and manufacturer of dissolvable bi-layer oral thin film products that deliver pharmaceutical and OTC drug active ingredients through buccal absorption.
Construction of the plant is approximately 95% complete, with the certificate of occupancy expected in less than 30 days. HealthSports fully integrated 30,000 square foot cGMP manufacturing facility equipped with full research and development capabilities will be ready for business by April 30, 2011.
Kevin Taheri, CEO of HealthSport said “The completion of the Oxnard cGMP facility is a significant milestone in the implementation of our aggressive growth strategy to meet the rapidly increasing demand for products utilizing our proprietary platform bi-layer oral thin film technology.”
Mr Taheri went on to say that “In anticipation of the plant being on-line shortly, we are finalizing negotiations, and expect to close, on several very attractive sales agreements that will help jump start the plant.”
The HealthSport cGMP bi-layer film strip plant will have the capacity of up 480 million individual strips per year and be able to manufacture for sale approximately 24 million cassettes, containing up to 20 strips each, per year in addition to conducting ongoing research and development for new products.
About HealthSport, Inc.
HealthSport, Inc. (www.healthsportinc.com) is a fully integrated developer, manufacturer and marketer of unique and proprietary branded and private label edible film strip for nutritional supplement and over-the-counter drug products. HealthSport has developed for manufactures and sale edible film strips that deliver drug or dietary supplement actives through buccal (between the cheek and gum) absorption as well as normal ingestion. HealthSport’s proprietary edible film strip delivery technology is superior to any other competitive, edible film strips currently available on the market. HealthSport has five patents pending and has developed numerous trade secrets which it incorporates in the development and manufacturing process of its edible film strip products.
Forward-Looking Statements
This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements include statements regarding letter of intent described in this release and whether or not the joint venture contemplated therein will be consummated and, if consummated, whether it will achieve its intended purpose and result in the successful development and launch of a pharmaceutical drug product. All forward-looking statements are inherently uncertain as they are based on current expectations and assumptions concerning future events or future performance of the company.

Readers are cautioned not to place undue reliance on these forward-looking statements, which are only predictions and speak only as of the date hereof. In evaluating such statements, prospective investors should review carefully various risks and uncertainties identified in this release and matters set in the HealthSport’s filings with the Securities and Exchange Commission. These risks and uncertainties could cause HealthSport’s actual results to differ materially from those indicated in the forward-looking statements. HealthSport does not undertake to update any of the forward-looking statements contained in this release other than as required by law.
Contact:
Investor Relations
Rick Gean
(480) 927-9002